Exhibit 107.1

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Village Bank and Trust Financial Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Share (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $4.00 per share	457(c) and 457(h)	45,000 (3)	$45.10	$2,029,500	0.0000927	$188.13
Other	Participation Interests	Other	(4)	(4)	(4)	(4)	(4)
Total Offering Amounts					$2,029,500		$188.13
Total Fee Offsets							—
Net Fee Due							$188.13

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the number of shares of the registrant’s common stock being registered hereunder includes such indeterminate number of additional shares of common stock as may become issuable as a result of any stock splits, stock dividends or similar transactions.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and 457(h) under the Securities Act, based on the average of the high and low prices of the registrant’s common stock reported on the Nasdaq Capital Market on June 24, 2022.

(3)	This registration statement relates to 45,000 shares of common stock of the registrant that may be purchased with employee contributions to the 401(k) Plan.

(4)	Pursuant to Rule 416(c) under the Securities Act, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the 401(k) Plan. In accordance with Rule 457(h)(2) under the Securities Act, no separate fee calculation is required for such interests.